Exhibit 10.27

WESCO AIRCRAFT HOLDINGS, INC.
2014 INCENTIVE AWARD PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Performance Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2014 Incentive Award Plan (as amended from time to time, the “Plan”) of Wesco Aircraft Holdings, Inc. (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Performance Share Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Share Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[__________]
Grant Date:	[__________]
Performance Period	[_________] through [__________] (the “Performance Period”).
Target Number of PSUs:	[__________]

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

WESCO AIRCRAFT HOLDINGS, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

Exhibit A

PERFORMANCE SHARE UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.GENERAL
1.1    Award of PSUs and Dividend Equivalents.
(a)    The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any shares of Common Stock (“Stock”) or payment of any cash until the time (if ever) the PSUs have vested.
(b)    The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to the holders of outstanding Stock with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2    Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3    Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.     VESTING; FORFEITURE; SETTLEMENT AND RESTRICTIVE COVENANTS
2.1    Vesting; Forfeiture.
(a)    Generally. The PSUs will be earned and will vest as provided in one or more separate written documents that will be delivered to participant following approval of the applicable performance criteria by the Committee (the “Performance Criteria Materials”). The PSUs may be divided into separate components or tranches, each of which may be earned and eligible to vest over a period covering all or part of the Performance Period and subject to the attainment of the performance goals as set forth in the Performance Criteria Materials. To the extent earned, the PSUs will vest in accordance with the schedule and terms set forth in the Performance Criteria Materials, subject to Section 2.1(b). The PSUs will be eligible to vest at a level of up to 200% (or such other percentage(s) as may be specified in the Performance Criteria Materials) of the Target Number of PSUs shown on the Grant Notice, as set forth in Performance Criteria Materials. Any fraction of a PSU that would otherwise be vested will be rounded up to the next whole share. Any PSUs that are not earned in accordance with the performance conditions set forth in the Performance

Criteria Materials will immediately and automatically be cancelled and forfeited without consideration as of the date of determination. In addition, in the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited without consideration, except (i) as otherwise determined by the Administrator or (ii) as provided in a separate binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the PSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
(b)    Change in Control.
(i)    Notwithstanding any provision of this Agreement to the contrary, unless otherwise specified in the Performance Criteria Materials, in the event a Change in Control occurs before the end of the Performance Period, the number of PSUs earned pursuant to this Agreement will be determined by the Administrator as of the date of the Change in Control (with the performance conditions set forth in the Performance Criteria Materials adjusted, as applicable, to the extent necessary to measure performance over such shorter period), consistent with the provisions of the Performance Criteria Materials. Following the date of the Change in Control, such PSUs that are deemed earned will vest on the date or dates that such PSUs otherwise were eligible to vest as provided in the Performance Criteria Materials, subject to Participant not incurring a Termination of Service prior to such date(s), and will be settled promptly thereafter in accordance with Section 2.2.
(ii)    In the event Participant is terminated without Cause by the Company or resigns for Good Reason, in either case within one year following a Change in Control, or such longer period following a Change in Control as set forth in any severance agreement that may be in effect between the Company (or any Subsidiary) and Participant, the PSUs will vest in full immediately prior to the date of such termination or resignation, as applicable, will be earned at a level determined under subsection (i) above and will be settled promptly thereafter in accordance with Section 2.2. For purposes of this Section 2.1(b)(ii), the following terms shall have the following meanings:
(a)    Cause. “Cause” shall mean any of the following:  (i) Participant’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board or Participant’s direct supervisor; (ii) Participant’s willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates that, in each case or in the aggregate, results in material harm to the Company or any of its affiliates; (iii) Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Participant’s duties and responsibilities; or (v) Participant’s commission of an act of fraud, embezzlement or misappropriation against the Company or any of its affiliates. Notwithstanding the foregoing, in the event of any circumstance described in clause (i) of the foregoing sentence, the Company may not terminate Participant’s employment for

Cause unless, to the extent such failure can be fully cured, the Company has provided Participant with at least thirty (30) days’ notice of such failure and Participant has not remedied the failure within the 30-day period.
(b)    Good Reason. “Good Reason” shall mean the occurrence of any of the following events or conditions without Participant’s written consent:  (i) a material diminution in Participant’s authority, duties or responsibilities, other than as a result of a Change in Control where Participant remains in a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent in duties, rank, reporting structure and authority with Participant’s position prior to such sale, solely as such duties, rank, reporting structure and authority relate to the Company’s business; (ii) a material diminution in Participant’s base salary or target annual bonus level; or (iii) a material change in the geographic location at which Participant must perform his or her duties, which shall not include a relocation of Participant’s principal place of employment to any location within a fifty (50) mile radius of the location from which Participant served the Company immediately prior to the relocation. Participant must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which Participant reasonably became aware that such an event or condition had occurred. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Participant. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the date notice was provided by Participant. Participant’s voluntary Termination of Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.
2.2    Settlement of PSUs.
(a)    PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Stock or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable PSU, but in no event later than the end of the calendar year in which the PSUs vest. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation, provided that such payment shall be made at the earliest date at which the Company reasonably determines that the making of such payment will not cause such violation, in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment shall be delayed under this Section 2.2(a) if such delay will result in a violation of Section 409A.
(b)    If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share. If a Dividend Equivalent is paid in Stock, the number of shares of Stock paid with respect to the Dividend Equivalent will equal the quotient, rounded up to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share.

2.3    [Competition.
(a)    Participant recognizes and agrees that in order to assure that Participant devotes all of Participant’s professional time and energy to the operations of Wesco while employed by Wesco, and that during and after such employment in order to adequately protect Wesco’s investment in its proprietary information and trade secrets and to protect such information and secrets and all other confidential information from disclosures to competitors and to protect Wesco from unfair competition, separate covenants not to compete, not to solicit, and not to recruit Wesco’s employees for the duration and scope set forth below, are necessary and desirable. Participant understands and agrees that the restrictions imposed in these covenants are given by Participant to the Company in recognition of the foregoing considerations and in consideration of the benefits granted and that may be granted to Participant under this Agreement and they represent a fair balance of Wesco’s rights to protect its business and Participant’s right to pursue employment.
(b)    Participant shall not, during the period beginning on the Grant Date and ending on the one-year anniversary of Participant’s Termination of Service (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Business (as defined below) of Wesco anywhere in the world where Wesco conducts Business during the Non-Compete Period or has plans to conduct Business within twelve (12) months after the date thereof; provided, however, that Participant shall be permitted to acquire a passive debt or equity interest in such a business provided such business has a class of publicly-traded securities and the securities directly or indirectly beneficially owned by Participant do not represent more than two percent (2%) of the outstanding interest in such business.
(c)    During the Non-Compete Period, Participant shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of Wesco (i) to terminate his, her or its employment or other arrangement with Wesco, (ii) to otherwise change his, her or its relationship with Wesco, or (iii) to establish any relationship with Participant or any of his or her affiliates for any business purpose competitive with the Business of Wesco.
(d)    In the event any term of this Section 2.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(e)    As used in Section 2.3, 2.4 and 2.5, (A) the term “Wesco” shall include Wesco and its direct or indirect parents, if any, and its Subsidiaries, and (B) the term “Business” shall mean the business of Wesco, as such business may be expanded or altered during the period of Participant’s employment with Wesco, including, without limitation, the business of (i) procuring, delivering and otherwise managing the inventory of chemicals for or on behalf of any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof), training and managing the waste produced by such individuals and entities or providing services ancillary thereto, including process improvement, consultation, environmental health and safety compliance or waste handling services, or (ii) providing inventory management services or purchasing and distributing aerospace parts, machined parts, electrical components, bearings, and fastener installation tooling for or on behalf of any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).]
2.4    Non-Disclosure of Proprietary Information. Except in connection with the faithful performance of Participant’s duties as an employee of Wesco, Participant shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Participant’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Wesco (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by Wesco, whether in tangible or intangible form, information with respect to Wesco’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Participant shall be permitted to respond to a lawful and valid subpoena or other legal process but shall give Wesco the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to Wesco and its counsel the documents and other information sought and shall reasonably assist such counsel at Wesco’s expense in resisting or otherwise responding to such process. Nothing herein shall prohibit Participant from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of the foregoing sentence), (ii) disclosing information and documents to Participant’s professional adviser(s), (iii) disclosing post-employment restrictions in confidence to any potential new employer, or (iv) disclosing information that has been or is hereafter disclosed and made public through no act or omission of Participant in violation of Participant’s confidentiality obligations to Wesco or is otherwise ascertainable from public or trade sources or otherwise generally known in the trade. Participant recognizes that a breach of the confidentiality covenants contained herein will cause irreparable damage to Wesco and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Participant agrees that in the event of a breach of any of the confidentiality covenants contained herein, in addition to any other remedy which may be available at law or in equity, Wesco will be entitled to specific performance and injunctive relief without the requirement to post bond.
2.5    Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Participant may discover, invent or originate during the period of Participant’s service with Wesco, either alone or with others and whether or not during working hours or by the use of the facilities of Wesco (“Inventions”), shall be the exclusive property of Wesco.

Participant shall promptly disclose all Inventions to Wesco, shall execute at the request of Wesco any assignments or other documents Wesco may deem reasonably necessary to protect or perfect its rights therein, and shall assist Wesco, upon reasonable request and at Wesco’s expense, in obtaining, defending and enforcing Wesco’s rights therein. Participant hereby appoints Wesco as Participant’s attorney-in-fact to execute on Participant’s behalf any assignments or other documents reasonably deemed necessary by Wesco to protect or perfect its rights to any Inventions.
2.6    Forfeiture and Claw-Back. In the event that Participant breaches any of the covenants contained in Section 2.3, 2.4 and 2.5, this Award will immediately and automatically be cancelled and forfeited without consideration as of the date of such breach, and any proceeds, gains or other economic benefit actually or constructively received by Participant in connection with the settlement of this Award must be promptly re-paid by Participant to the Company upon request.
Article III.     TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company shall have the right to (A) require payment, by or on behalf of Participant, of all sums required by federal, state or local tax law to be withheld with respect to the grant, vesting or payment of the Award and (B) determine the manner in which such payment shall be made, including, if approved by the Chief Executive Officer of the Company in his or her discretion (or, if Participant is the Chief Executive Officer, by the Committee), the withholding of a portion of the vested Shares that have an aggregate market value not in excess of the minimum federal, state and local income, employment and any other applicable taxes required to be withheld.
(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any parent or Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any parent or Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Stock. The Company and its parents and Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
Article IV.     OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the PSUs, the shares of Stock subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2    Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.
4.3    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7    Entire Agreement. The Plan, the Grant Notice and this Agreement (together with the Performance Criteria Materials) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

4.9    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10    Injunctive Relief. It is recognized and acknowledged by Participant that a breach of the covenants contained in Section 2.3, 2.4 and 2.5 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Participant agrees that in the event of a breach of any of the covenants contained in Section 2.3, 2.4 and 2.5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.
4.11    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or shares of Stock as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.12    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any parent or Subsidiary or interferes with or restricts in any way the rights of the Company and its parents and Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a parent or Subsidiary and Participant.
4.13    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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